-1-
                                            Exhibit (d) (vi) under Form N-1A
                                        Exhibit (10) under Item 601/Reg. S-K

                                  Amendment to
                             Sub-Advisory Agreement
                                     between
                     Federated Investment Management Company
                                       and
                    Federated Global Investment Management Corp.

      This Amendment to the Sub-Advisory Agreement ("Agreement") dated November 20, 1997, between Federated Investment Management Company and Federated Global Investment Management Corp. ("Service Providers") with respect to advisory services for the Federated Managed Income Portfolio, Federated Managed Growth Portfolio, Federated Managed Moderate Growth Portfolio and Federated Managed Conservative Growth Portfolio, portfolios of Federated Managed Allocation Portfolios ("Fund"), is made and entered into as of the 1st day of June, 2001.

     WHEREAS, the Service Providers have entered into the Agreement with respect to the Fund;

      WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

      WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR ss. 248.14) ("Section 248.14 NPI"); for specified law enforcement and miscellaneous purposes (17 CFR ss. 248.15) ("Section 248.15 NPI") ; and to service providers or in connection with joint marketing arrangements (17 CFR ss. 248.13) ("Section 248.13 NPI");

      WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR ss. 248.7 and 17 CFR ss. 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR ss. 248.13);

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

      The Service Providers hereby acknowledge that the Fund may disclose shareholder NPI to the Service Providers as agents of the Fund and solely in furtherance of fulfilling the Service Providers' contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

      The Service Providers hereby agree to be bound to use and redisclose such NPI only for the limited purpose of fulfilling their duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR ss.ss. 248.15, or in connection with joint marketing arrangements that the Fund may establish with the Service Providers in accordance with the limited exception set forth in 17 CFR ss. 248.13.

      The Service Providers further represent and warrant that, in accordance with 17 CFR ss. 248.30, they have implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to: o insure the security and confidentiality of records and NPI of Fund customers, o protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and
o protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

   4. The Service Providers may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates"); (b) affiliated persons of the Service Providers ("Service Provider Affiliates") (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Providers of the Funds ("Nonaffiliated Third Party") under the service and processing (ss.248.14) or miscellaneous (ss.248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Providers received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (ss.248.13), provided the Service Providers enter into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information in the first instance.


   5. The Service Providers may redisclose Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Fund might lawfully have disclosed NPI directly.

   6. The Service Providers are obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI they receive from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agree that this Amendment shall survive such termination.


WITNESS the due execution hereof this 1st day of June, 2001.

                          Federated Investment Management Company

                          By:/s/ G. Andrew Bonnewell
                             -------------------------------------
                            Name: G. Andrew Bonnewell
                          Title:  Vice President


                          Federated Global Investment Management Corp.


                          By:/s/ J. Christopher Donahue
                             -------------------------------------
                          Name: J. Christopher Donahue
                          Title:  President